EXHIBIT (11)



                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANT

[LETTERHEAD OF BRADY MARTZ]


We hereby consent to the use in the Statement of Additional Information constituting part of this Post-effective Amendment No. 35 to the registration statement on Form N-1A (the "Registration Statement") of our report dated September 10, 1997, relating to the financial statements and selected per share data and ratios of Nebraska Municipal Fund, which appears in such Statement of Additional Information and to the incorporation by reference of our report into the Prospectus which constitutes part of the Registration Statement. We also consent to the reference to us under the heading "Accountant and Reports to Shareholders" in such Statement of Additional Information and to the reference to us under the heading "Financial Highlights" in the Prospectus and on the back cover of the Prospectus.


BRADY, MARTZ & ASSOCIATES, P.C.

November 18, 1997

[LETTERHEAD OF BRADY MARTZ]